Exhibit 99.1

Venaxis, Inc.
Call Script
Friday February 13, 2015, 8:30 AM ET

Jed Mahan

Thank you, operator, and thank you all for joining us this morning. I am Jed Mahan, Investor Relations Manager for Venaxis®. On today's call, Steve Lundy, President and Chief Executive Officer of Venaxis, will provide an overview of the company's recent activities.

Please note that certain of the information discussed on today's call is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with this company's business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis' news releases and SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2013, which Venaxis filed on March 28, 2014.

This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Friday February 13, 2015. Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now I would like to turn the call to Steve Lundy, President and Chief Executive Officer of Venaxis.

Steve Lundy

Thanks Jed. Hello everyone, and thank you for joining us this morning. We will be providing an update on our key business activities, including:

1.	Our FDA direct de novo filing and the agency's recent response to the application

2.	Our initial go forward plans and considerations including APPY1® commercialization in Europe and next generation product development

For clarity and context, let me provide an overview of some of the company's key decisions and milestones over the past few years. Working with expert clinicians and performing initial market research, we learned that there would be clinical utility in having a blood-based test with high sensitivity of and reasonable specificity that could be used, along with patient clinical signs and symptoms, as an aid in the rule-out of appendicitis, and we designed the APPY1 Test to meet those needs. Our belief in the clinical utility of the APPY1 Test was consistently supported by additional market research at several points throughout our development of the APPY1 Test. As you may remember, our pivotal clinical trial, conducted from early 2013 to early 2014 to evaluate the performance of the APPY1 Test, had results that exceeded the performance goals in the clinical trial, resulting in a sensitivity of 96.9% and specificity of 37.8%.

In March 2014, Venaxis filed a direct de novo submission with the FDA for our APPY1 Test. In June of 2014, the FDA sent Venaxis an Additional Information request, which is typical of this type of submission. We were in communication with the FDA several times while gathering the responsive information. In December of 2014, we filed a response as a submission supplement. On January 27, 2015 we received a Not Substantially Equivalent (or NSE) letter from FDA, declining our direct de novo request to classify the APPY1 System as a cleared class II device. This means that the FDA did not agree with the benefit-risk performance of the test that our clinicians proposed. While the FDA determined, based upon their review of our submission, that the APPY1 System did not meet the criteria for de novo approval and therefore remains in Class III, this does not preclude seeking de novo classification in a later submission.

I would like to summarize our current understanding and interpretation of the FDA's position on our submission and our preliminary plans and next steps for moving forward.

As we stated on our previous investor update, in response to our original submission, the FDA had requested that Venaxis provide additional information on the use of the APPY1 Test in the hands of emergency department physicians, including our plan for mitigating the potential risks of the test. The FDA also requested additional information demonstrating the potential benefits of the APPY1 Test, particularly in helping mitigate the use of unnecessary CT scans in our target population of children and adolescents.

After consulting with the FDA and our medical, regulatory, and clinical advisors, Venaxis compiled an extensive response, over 550 pages, which we believed comprehensively addressed all the issues and potential concerns raised by the FDA.

Some key elements of our response included:

1.	Illustration of the favorable analytical sensitivity of the APPY1 Test compared to other diagnostic tests, including CT scan and ultrasound,

2.	Evidence that the APPY1 Test demonstrated 100% sensitivity amongst the 102 patients in the study whose appendix perforated; perforation is the main complication related to appendicitis,

3.
Evidence that the false negative rate would have been lower than 3% when computed with the APPY1 Test being used, as labeled, adjunctively, as part of the overall diagnostic patient work-up, including clinical exam and ultrasound,

4.	An extensive third party survey of 200 ER clinicians that demonstrated a significant potential net reduction of CT scans when appropriately using the APPY1 Test,

5.	And white paper testimonials by 12 leading ER clinicians supporting the potential benefits of the APPY1 Test in their respective institutions.

Following receipt of the NSE letter, we initiated additional discussions with our medical advisors and regulatory consultants to begin developing a go forward plan. In addition, we had a follow-up call with the members of the FDA review team who evaluated our submission. We have already preliminarily evaluated a number of possible options, including an appeal of the FDA decision, which based upon expert advice, we have determined is not a productive path. At this time, we continue to advance a number of options, some of which include:

1.
Requesting a pre-submission meeting where we would propose a new submission based primarily on revisions to the current APPY1 submission to limit, revise, or fine tune the product labeling and propose sufficient limitations to address FDA risk concerns; and / or

2.
Requesting a pre-submission meeting where we would propose a new protocol and clinical trial design for the Next-gen APPY2 product. This meeting would probably take place once we are further along in APPY2 development.

We were surprised by and are obviously disappointed with the FDA's decision on our APPY1 submission. We believed and continued to believe, based on, among other things, input from hundreds of physicians, that our APPY1 Test provides significant, useful clinical information to physicians and patients. We believe the body of work we presented in our submission demonstrated this. However, we respect the FDA's decision and are committed to work with the FDA to try to find a path forward.

Now, I would like to provide you with an overview of our current plans for moving forward in light of the recent decision by the FDA.

Regarding our commercialization of the APPY1 Test in Europe, we plan to continue our market development and commercialization efforts. Our distributor in Spain, Rubio, is now in the process of completing a number of the product evaluations that began in 2014, that are fairly typical in the EU marketplace. We expect Rubio to accelerate their commercial efforts and aggressively drive end-user sales in 2015. In addition, we are making positive strides in advancing discussions with potential distributors and other market development efforts in key EU markets. We have discussed the FDA's decision with Rubio and other potential distribution partners and believe, based on their feedback, that they remain excited about the prospects for the APPY1 Test in their respective regions.

In addition to the progress with our European distributors, we are pleased to announce that we have filed to expand our current CE mark for the APPY1 Test to now include adult patients in addition to children and adolescents. We were able to achieve this expanded certification based on an evaluation of the performance of the APPY1 Test in several hundred adult subject samples, which were collected and analyzed in late 2014. The APPY1 Test assay demonstrated sensitivity of 97.5%, negative predictive value of 98.4%, and specificity of 36.5% in these adult patients, which was very comparable to the results in children and adolescents.  By adding the adult claim in the export market, we significantly increased the market potential for the APPY1 Test in the EU. We estimate that the increased potential for APPY1 testing per hospital could increase by as much as three times in Europe by adding the adult indication.

While we remain excited about prospects for the APPY1 Test opportunity in Europe, we have decided to suspend our commercialization efforts in the United States while we are sorting through our options. Over the last year, we have made significant headway and developed a strong pipeline of potential customers. At this time, however, we believe that it is more important to conserve resources than continue this investment while the path forward with the FDA is recalibrated. Along with this decision, I would like to announce that Don Hurd will be resigning his position as Chief Commercial Officer of Venaxis. Don has agreed to continue to support our efforts outside the United States on a part-time consulting basis, so we will continue to benefit from Don's experience and expertise.

I would now like to update you on our progress with APPY2, our next generation program. As a reminder, we have the following design goals for APPY2:

1.	Significant improvement over the APPY1 Test in terms of analytical performance, most notably marked improvement in specificity, and

2.
Significant customer ease of use over APPY1. The APPY2 assay is being designed to run on whole blood, possibly a finger stick, as opposed to plasma. We think this improvement will ease product acceptance by emergency rooms and labs. It may also open a market for APPY2 testing to locations outside the hospital such as free standing ED's as well as clinics.

On the last call, we announced that our initial discovery work had demonstrated excellent preliminary results for APPY2 performance. We are now in the process of determining the best combination of markers and a software algorithm to best optimize test performance. In parallel, we are working to build working clinical assays with our target biomarkers that we can then port over to a clinical analyzer. We are in active discussions with manufacturers of different clinical analyzers that could meet our current specifications for our APPY2 assay. We plan to continue to update you as we make progress on our milestones for the APPY2 program.  Advancing the APPY2 assay towards a prospective validation study is currently a high priority for Venaxis.

In summary, we are very disappointed with the FDA decision on our direct de novo submission for the APPY1 Test. Despite this setback, we remain convinced that there is a tremendous need for a blood test that can help physicians workup patients in the ED with abdominal pain, move them through the ED more quickly, and help eliminate the need for non-productive and costly CT scans. We also believe that we are in the best position to bring this needed test to the market. While we plan to continue to pursue our regulatory options, drive commercialization in Europe, and invest in APPY2, we plan to conserve cash, which currently includes the suspension of commercial activities in the US. I want to remind you that we currently have a cash balance of approximately $24 million.

That concludes my prepared remarks and I look forward to taking your questions. Thank you. I will turn the call back to the operator for instructions to take your questions.

[Q&A]

Conclusion
Thank you, everybody. We appreciate your continued support for Venaxis.